Exhibit 99.1

    Primus Confirms Revenue Growth for the First Quarter Ended March 31, 2004

    SEATTLE, April 28 /PRNewswire-FirstCall/ -- Primus Knowledge Solutions, Inc. (Nasdaq: PKSI) today announced financial results for the quarter ended March 31, 2004, consistent with preliminary financial results presented on April 7, 2004.
    Revenue for the first quarter of 2004 was $6.1 million, an increase of approximately 11% compared to $5.5 million for the first quarter of 2003. Total operating expenses for the first quarter of 2004 were $7.0 million compared to $5.4 million for the first quarter of 2003. Included in operating expenses for the first quarter of 2004 is approximately $461,000 of restructuring costs, or approximately $0.02 per share, related to the Company's March 2004 restructuring of its workforce and operations in an effort to realize efficiencies and synergies from its recent acquisitions.
Net loss for the first quarter of 2004 was approximately $3.0 million or $0.13 per share, compared to net loss of $1.1 million or $0.06 per share for the first quarter of 2003.
    As of March 31, 2004, Primus had cash of approximately $11.8 million compared to $12.2 million at December 31, 2003.
    During the first quarter of 2004, revenue from sales to one customer represented approximately 16% of total revenue.
    "We continue to see success in both revenue growth and industry recognition. Revenues for the quarter grew 11% over the first quarter of last year, in a traditionally challenging quarter to close business. We continue to be recognized for our product leadership and recently earned Gartner's 'Strong Positive' rating in two of the fastest-growing customer service markets, Web self-service and email response management systems," said Michael Brochu, president and chief executive officer of Primus.
    Michael Brochu, president and chief executive officer, and Ron Stevens, chief financial officer, invite you to participate in a conference call reviewing complete first quarter 2004 results today at 2:00 p.m. PT.
    The conference call number is 800-374-1745. Please call five minutes in advance to ensure that you are connected prior to the presentation. A playback of the call will be made available for one week, two hours after the completion of the call and the call will also be available for playback via Primus' website at www.primus.com. Playback call numbers are 800-642-1687 for domestic calls and 706-645-9291 for international calls. The passcode for the playback is 6683074.

    About Primus
    Primus Knowledge Solutions develops award-winning software that enables companies to provide a superior customer experience via contact centers, help desks, Web self-service, and electronic communication channels. Primus technology powers every interaction with knowledge to increase customer satisfaction and reduce operational costs. Primus continues to receive industry accolades for its robust product suite. In 2003, Primus received the STAR Award for "Best Support Technology Vendor" from the Service & Support Professionals Association (SSPA), was recognized for its trend-setting products and named one of the "100 Companies that Matter in Knowledge Management" by KMWorld magazine, and received the CRM Excellence Award from the editors of Customer Interaction Solutions magazine. Global organizations such as 3Com, Allied Irish Bank, The Boeing Company, CompuCom, Eastman Kodak Co., EMC, Ericsson, Inc., Fujitsu Limited, Inc., IBM, HSBC, Orange, Motorola and T-Mobile rely on Primus technology to enhance their customer service and support initiatives. Visit www.primus.com for more information.
    NOTE: Primus and Primus Knowledge Solutions are registered trademarks of Primus Knowledge Solutions, Inc. Other products and company names mentioned in this press release may be the trademarks of their respective owners.

    Any statements, expectations and assumptions contained in this press release that do not describe historical facts, such as statements about anticipated future financial results, such as anticipated revenues, cash flows and operating results, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. There is no guarantee that these results will actually occur. Any forward-looking statements contained in this release are based on current expectations, are not guarantees of future performance, and are subject to a number of risks and uncertainties. Factors that could cause actual results to differ materially from current expectations include the following: difficulties encountered in the integration of personnel and products from recent acquisitions; difficulties encountered in the integration, deployment, or implementation of our products and customer's systems; failure in customer's widespread adoption and use of our products; quality of customer's databases of solutions; fluctuations in customer demand; use of the Web as a delivery vehicle for customer support or eCRM solutions; risk resulting from new product introductions and customer acceptance of new products; rapid technological change; the risks associated with competition, pricing policies and the rapid consolidation of competitors; continued growth in the use of the Internet; the ability of Primus to manage its growth and integration efforts and the ability of Primus to compete successfully in the future, as well as other risks identified in Primus' Securities and Exchange Commission filings, including but not limited to those appearing under the caption "Factors Affecting our Future Operating Results" in Primus' most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are available at www.sec.gov.

    For more information, contact:
     Primus Investor Relations                    Primus Public Relations
     206-834-8341                                 206-834-8325
     Investor.relations@primus.com                ktreat@primus.com



                       Primus Knowledge Solutions, Inc.
               Unaudited Condensed Consolidated Balance Sheets
                                (In thousands)


                                                March 31, 2004 Dec. 31, 2003


    Assets
    Current assets:
      Cash and cash equivalents                      $11,819        $12,154
      Accounts receivable, net                         4,044          5,475
      Prepaids and other assets                          911          1,001
    Total current assets                              16,774         18,630

      Property and equipment, net                      1,258          1,415
      Other intangible assets, net                     3,494          3,759
      Goodwill                                        11,971         11,635
      Deposits and other assets                          223            224
    Total assets                                     $33,720        $35,663



    Liabilities and Shareholders' Equity
    Current liabilities:
      Accounts payable                                $2,322         $2,555
      Accrued and other liabilities                    2,359          2,170
      Compensation-related accruals                    1,325          1,733
      Obligations due under credit facility              380            395
      Deferred revenue                                 9,095          8,797
    Total current liabilities                         15,481         15,650


    Total shareholders' equity                        18,239         20,013

    Total liabilities and shareholders' equity       $33,720        $35,663


                       Primus Knowledge Solutions, Inc.
          Unaudited Condensed Consolidated Statements of Operations
               (In thousands, except share and per share data)


                                                          Quarter Ended
                                                            March 31,
                                                      2004           2003
    Revenue:
      License                                        $1,653        $2,375
      Service                                         4,421         3,113
    Total revenue                                     6,074         5,488

    Cost of revenue:
      License                                           232            97
      Service                                         1,515         1,139
    Amortization of purchased intangibles               213            --
    Total cost of revenue                             1,960         1,236

    Gross profit                                      4,114         4,252

    Operating expenses:
      Sales and marketing                             2,900         2,598
      Research and development                        2,352         1,816
      General and administrative                      1,297           973
      Restructuring charges                             461            --
    Total operating expenses                          7,010         5,387

    Loss from operations                             (2,896)       (1,135)
    Other income (expense), net                         (26)           55

    Loss before income taxes                         (2,922)       (1,080)
    Income tax expense                                  (42)          (50)

    Net loss                                        $(2,964)      $(1,130)

    Basic and diluted net loss
     per common share:                               $(0.13)        $(0.06)

    Weighted average shares used in
     computing basic and diluted net loss
     per common share                             23,454,332     19,053,821


SOURCE  Primus Knowledge Solutions, Inc.
    -0-                             04/28/2004
    /CONTACT:  Investor Relations, +1-206-834-8341, or
Investor.relations@primus.com, or Public Relations, +1-206-834-8325, or ktreat@primus.com, both of Primus Knowledge Solutions, Inc./
    /Web site:  http://www.primus.com/
    (PKSI)

CO:  Primus Knowledge Solutions, Inc.
ST:  California
IN:  CPR STW MLM
SU:  ERN